UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2015

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500

Cleveland, Ohio 44131

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 216-447-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Election of New Directors.

Effective November 11, 2015, the Board of Directors of CBIZ, Inc. (the “Company”) expanded the number of its directors and appointed Jerome P. Grisko, Jr., currently the Company’s President and Chief Operating Officer, to fill the resulting vacancy. This appointment brings the total number of directors on the Company’s Board of Directors to ten, seven of whom are independent directors. Mr. Grisko’s appointment to the Board was undertaken as part of the Company’s succession plan announced on October 29, 2014. Mr. Grisko will serve through the 2016 Annual Meeting of Stockholders, at which time he is expected to stand for election by the Company’s Stockholders, or until his successor is duly elected and qualified. Mr. Grisko’s compensation is unchanged by this appointment, and he is not entitled to any additional payments other than under his current compensation package as the President and Chief Operating Officer of the Company as described in the Company’s 2015 Proxy Statement filed with the Securities and Exchange Commission on April 6, 2015. As a key member of the Company’s senior management team, Mr. Grisko is not considered independent under NYSE standards. There are no understandings or arrangements between Mr. Grisko and any other person pursuant to which he was selected as a director. Mr. Grisko is not, and has not been since the beginning of the Company’s last fiscal year, a party to any related party transactions requiring disclosure under Item 404(a) of Regulation S-K, other than those concerning his compensation as stated above. Mr. Grisko will continue to serve on the Board’s Executive Management Committee, but will not serve on any additional committees of the Company’s Board of Directors. A copy of the press release related to Mr. Grisko’s appointment is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of CBIZ, Inc. dated November 11, 2015, announcing the expansion of its Board and the appointment of Jerome P. Grisko, Jr. to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 16, 2015	CBIZ, INC.

	By:	/s/ Michael W. Gleespen
	Name:	Michael W. Gleespen
	Title:	Corporate Secretary